Exhibit 99

N   E   W   S     R   E   L   E   A   S   E

FOR IMMEDIATE RELEASE October 27, 2003	Contact: Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518 Andrew Skobinsky 305-231-6556

BANKUNITED ANNOUNCES RECORD 4TH QUARTER NET INCOME, UP 37%

FISCAL YEAR NET INCOME TOPS $39 MILLION

4th Quarter 2003 Highlights:

•	Record net income of $11.1 million, up 37% over the 4th quarter last year
•	Total loan production of $896 million, up 45% over the 4th quarter last year
•	Total deposits of $3.2 billion, up 9% from September 30th last year
•	Non-interest income of $6.7 million, up 56% over the 4th quarter last year
•	Non-performing assets as a percentage of total assets of 0.59%, improved from 0.75% from the prior quarter
•	43rd banking office opened

Fiscal 2003 Highlights:

•	Record net income of $39.1 million, up 29% over last year
•	Total assets of $7.1 billion, up 19% from September 30th last year
•	Total loan production of $3.0 billion, up 31% over last year
•	Core deposits of $1.4 billion, up 16% from September 30th last year
•	Non-interest bearing deposits of $198 million, up 69% from September 30th last year
•	Non-interest income of $28 million, up 63% over last year
•	Retired $162 million of high-interest Trust Preferred debt
•	Market capitalization of $629 million, up 56% from September 30th last year

CORAL GABLES, Fla., October 27, 2003—BankUnited Financial Corporation (Nasdaq: BKUNA), parent of BankUnited, FSB, today reported record net income for the quarter and the fiscal year ended September 30, 2003.

Net income for the quarter was $11.1 million, up 37% over $8.1 million for the same quarter last year. Basic and diluted earnings were $0.37 and $0.35 per share, respectively, for the quarter, up from $0.32 and $0.30 per share, respectively, for the same quarter last year. Earnings per share for the fourth quarter 2003 include the dilutive effect of 3,936,500 shares of Class A Common Stock issued in the May 2003 secondary public offering.

Net income for the fiscal year ended September 30, 2003 was $39.1 million, up 29% over $30.3 million for the 2002 fiscal year. Basic and diluted earnings per share for the year were $1.45 and $1.36, respectively, up from $1.20 and $1.12 for the 2002 fiscal year. Earnings per share for the

2003 fiscal year include the dilutive effect of 3,936,500 shares of Class A Common Stock issued in the May 2003 secondary public offering.

Alfred Camner, Chairman and Chief Executive Officer stated, “It is with great pride that I announce our fourth consecutive year of record net income and our eleventh consecutive record-breaking quarter. What is most exciting to me is that, despite uncertain economic conditions, our consistent upward earnings trend illustrates a clear track record of success. Moreover, it confirms that we are pursuing the right strategies for the market and that our management team and associates are executing as expected. Production results from our lending areas affirm our strong asset generation capabilities. Similarly, increases in core deposits show that we are earning a greater ‘share of wallet’ in a highly competitive market.”

Camner continued, “In addition to the strong growth in net income achieved this year, our market capitalization increased to $629 million as of the fiscal year end, up 56% over the same time last year. This growth was accomplished primarily through our investors’ recognition of our accomplishments which enabled us to complete a highly successful secondary public offering of $72.8 million of our Class A Common Stock during the third quarter. Our addition to the S&P SmallCap 600 Index, the success of the offering, and our inclusion in the Nasdaq Financial 100 Index during the year are evidence that we continue to be favorably received by the investment community. This was a year of progress and growth for BankUnited. I look forward to the coming year, our 20th anniversary of service to South Florida, and anticipate continued success for our shareholders.”

Ramiro Ortiz, President and Chief Operating Officer stated, “Much has been accomplished this year to strengthen the foundation for future growth and continued implementation of our strategy. During the year we realigned responsibilities to make BankUnited an even more responsive and proactive organization. Prudent investments in infrastructure, including the opening of new banking offices, were undertaken to enhance our distribution network and improve our servicing capacity. We are also diversifying our commercial lending and small business portfolios in pursuit of higher returns, and are doing so within the context of our conservative credit culture.”

Ortiz continued, “We are the largest banking institution headquartered in Florida, and our ability to out-maneuver the larger out-of-state organizations and deliver service levels that out-personalize smaller banks fuels our accomplishments. We capitalize on our expert knowledge of the market to provide customer-driven banking products and high-touch service. This practice distinguishes BankUnited from other institutions and will continue to drive our progress. We are passionate about South Florida and our commitment to deliver a service experience that exceeds the boundaries of banking norms. This passion defines BankUnited.”

Loan Production

Total loan originations were very strong this quarter, up 45% over the same quarter last year. For the year, production attained a record $3.0 billion, up 31% over the 2002 fiscal year.

Residential mortgage loan originations were $597 million for the quarter, up 41% over the fourth quarter of last year. Residential mortgage loan originations for the fiscal year were a record $2.1 billion, up 38% over the 2002 fiscal year.

Consumer loan production, which includes specialty consumer mortgage loans originated through branch offices, reached a record $166 million this quarter, up 56% over the same quarter last year. Consumer loan production for the fiscal year was a record $568 million, up 52% over the 2002 fiscal year.

Commercial real estate production was $65 million for the quarter, up 57% over the same quarter last year. Commercial loan production was $54 million, up 41% over the same quarter last year, and small business loan production was $13 million, up 50% over the same quarter last year. The combined loan production for these areas for the fiscal year was $332 million.

Ortiz said, “This quarter the Company’s total loan portfolio grew by $109 million to $4.2 billion as of September 30, 2003, notwithstanding the high rate of prepayments. Given the strong South Florida economy, our continued emphasis on originating mortgage loans for home purchases and our ongoing effort to expand loan production, BankUnited’s pipeline for mortgage loans is expected to remain relatively strong, although down somewhat from peak periods. Our commercial lending areas are making a transition from large corporate participations to an emphasis on middle market commercial relationships that are more stable. During the year we focused on strengthening our commercial real estate and commercial banking infrastructure to expand these business lines. Fourth quarter results indicate that these improvements are achieving their objective.”

Core Deposit Growth

Consistent with BankUnited’s efforts to attract and expand primary banking relationships, core deposits, which includes checking, savings, and money market accounts, grew by 16% to reach $1.4 billion as compared to $1.2 billion at September 30th last year. This balance constituted 44% of total deposits at September 30, 2003. Of significant note, non-interest bearing deposits grew sharply to $198 million at September 30, 2003, up 69% from September 30, 2002. Total deposits increased to $3.2 billion at September 30, 2003, up from $3.0 billion at September 30, 2002.

Micro-Market Strategy

Ortiz stated, “We launched the micro-market strategy for the retail banking area in the third quarter to focus on the specific needs of the diverse communities in our market, and we are expanding this to encompass small business customers. We actively support this positioning with targeted marketing in community-focused media outlets, and initial results from the consumer rollout indicate strong acceptance by the marketplace. We anticipate a similar response as we expand this initiative to include the business sector.”

“BankUnited offers customers the best of both worlds,” Ortiz said. “We’re small enough to provide our customers a neighborhood banking experience in terms of personal caring service, yet large enough to offer a wide array of products and services to compete with larger banking institutions operating in our state. Our overall goal is to further build on the foundation we have laid as South Florida’s premier bank, one that is customer-focused in its product development and dedicated to a high-touch service philosophy. Our micro-market initiatives have one key objective: to position BankUnited as the bank of choice in South Florida.”

Net Interest Margin

Bert Lopez, Chief Financial Officer for BankUnited, stated, “We continue to take steps and consider strategies that should have a positive effect on our margin, and believe we are beginning to see results. This is an ongoing process and the success of these strategies and steps will become evident over time.”

During the fourth quarter of 2003, BankUnited’s net interest margin sustained pressure from record high industry-wide levels of mortgage loan pre-payments and local market pressure to competitively price deposits. The net interest margin was 1.81% for the quarter, the same as for the third quarter, as compared to 2.19% for the fourth quarter of last year. The net interest margin for the fiscal year was 1.88%, as compared to 2.14% for the 2002 fiscal year. BankUnited is working to improve the net interest margin, and several factors are expected to assist that endeavor:

•	The increase in mortgage interest rates towards the end of the quarter slowed pre-payments, which is anticipated to help the Company’s margin expand if rates remain at higher levels.
•	The Company’s origination of its own loans generates assets which are slower to pre-pay and offer significant cross-sell opportunities.
•	The slowdown in pre-payments of the remaining portfolio of loans serviced by others, which were purchased prior to 2000 and have tended to pre-pay approximately twice as fast as BankUnited’s originated loans, should allow the Company to more rapidly grow its portfolio with originated loans; at September 30, 2003, the portfolio of loans serviced by others had a balance of $207 million.
•	A significant amount of the Company’s certificates of deposit are projected to re-price at lower rates during the next fiscal year.
•	A positive growth trend in non-interest bearing deposits is expected to continue.

Non-Interest Income

Total non-interest income reached $6.7 million for the quarter, up 56% over the same quarter last year. For the 2003 fiscal year, total non-interest income was a record $28 million, up 63% over last year.

Fee income, which includes loan fees, deposit fees and other fees excluding loan servicing fees, contributed to the growth in total non-interest income and was $2.7 million for the fourth quarter of fiscal 2003, up 35% over $2.0 million for the same quarter last year. Fee income for the 2003 fiscal year was $10.3 million, up 27% over $8.1 million for the 2002 fiscal year.

Capitalizing on its strong mortgage origination volume, BankUnited realized non-interest income of $1.9 million for the fourth quarter from the sale of assets in the form of loans and securitized loans originated for sale, as compared to $596 thousand for the same quarter last year. Non-interest income from such sales for the fiscal year was $7.3 million, as compared to $2.9 million for the 2002 fiscal year.

Non-interest income also included a gain from the sale of investment securities and other assets of $1.6 million for the quarter ended September 30, 2003, compared to $4.3 million for the prior quarter and $1.3 million for the same quarter last year. Non-interest income for the year included a gain of $7.2 million from the sale of investment securities, as compared to $2.5 million for the 2002 fiscal year.

BankUnited’s portfolio of residential loans serviced for others grew to $1 billion at September 30, 2003. As a result of the continued high level of mortgage prepayments, BankUnited provided for the amortization of $2.0 million of servicing rights for the quarter, compared to $1.9 million for the previous quarter and $1.5 million for the same quarter last year.

This amortization, offset by fees earned on these loans of $0.6 million, resulted in a net loss of $1.4 million from loan servicing fees. For the year, BankUnited provided for the amortization of $6.8 million of servicing rights, compared to $4.1 million in the 2002 fiscal year.

Expenses and Efficiency Ratio

BankUnited strives to closely manage the impact of growth on expenses while continuing the Company’s strategic investment in infrastructure, new banking offices, and the hiring of new talent to perform vital roles.

For the quarter, non-interest expense decreased by $2.0 million, or 9%, from the preceding quarter. Current quarter expenses included $1.2 million due to the change in value of financial derivatives as compared to $0.3 million in the prior quarter. For the preceding quarter, expenses included $3.7 million related to the redemption and open-market purchases of our debt.

Non-interest expense increased $2.0 million, or 11%, from the same quarter in the prior fiscal year. For the year, non-interest expense increased by $11.3 million, or 16%, from the 2002 fiscal year.

The efficiency ratio was 57.3% for the quarter, up from 56.6% for the same quarter last year. For the year, the efficiency ratio was 57.6% compared to 55.8% for the 2002 fiscal year.

In addition, in the fourth quarter the Company recognized the benefits of the implementation of tax planning strategies, which yielded a decrease in its effective tax rate.

Asset Quality

As a part of its ongoing efforts to manage a portfolio of high-quality credit assets, and in keeping with BankUnited’s conservative credit culture, non-performing assets as a percentage of total assets improved to 0.59% from 0.75% for the previous quarter, up from 0.53% at September 30, 2002. The net charge-off ratio for the year decreased to 0.08% from 0.12% for the 2002 fiscal year. Lopez commented, “This quarter we experienced a substantial decrease in non-performing assets and our charge-off ratios. While there is no assurance that this trend will continue, we are extremely pleased with this improvement and we will continue working to maintain low levels of non-performing assets.”

The allowance for loan losses as a percentage of total loans was 0.52% as of September 30, 2003, compared to 0.51% as of September 30, 2002. While the current level is relatively low as compared to the banking industry in general, management believes the current allowance to be prudent given the composition of its loan portfolio, which is more than 90% secured by real estate.

Capital Ratios and Book Value

BankUnited continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.2% and 16.1%, respectively, at September 30, 2003.

Book value per common share was $14.88 as of September 30, 2003, up from $13.52 at September 30, 2002.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited, FSB, the largest banking institution headquartered in Florida based on assets. Offering a full array of consumer and commercial banking products and services, BankUnited operates 43 banking offices throughout Miami-Dade, Broward, Palm Beach, and Collier Counties. BankUnited can be accessed on the Internet at www.buexpress.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

A conference call will be held on Monday, October 27, 2003 at 2:00 p.m. EST, with Chairman and Chief Executive Officer, Alfred R. Camner, President and Chief Operating Officer, Ramiro Ortiz, and Chief Financial Officer, Bert Lopez, to discuss the earnings for the quarter and fiscal year.

The toll-free dial-in number for the 2:00 p.m. EST conference call is: 1-800-915-4836. The call leader is Alfred R. Camner and the name of the call is: BankUnited. A replay of the call will be available from 4:00 p.m. EST on October 27, 2003 through 11:00 p.m. EST on November 3, 2003 by calling toll-free: (domestic) 1-800-428-6051, (International/toll) 973-709-2089. The pass code for the reply is: 309765.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “plan,” “target” and similar expressions are intended to identify “forward looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, fiscal and monetary policies, war and terrorism, changes in interest rates, deposit flows, loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines, changes in legislation or regulation; reliance on other companies for products and services; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

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BankUnited Financial Corporation

Year Ended September 30, 2003 Earnings Release

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
Operations Data:	2003	2002	2003	2002
	(dollars and shares in thousands, except per share data)
Interest income:
Interest and fees on loans	$54,777	$61,828	$231,110	$254,035
Interest on mortgage-backed securities	17,171	16,256	67,934	61,685
Interest on short-term investments	105	134	445	617
Interest and dividends on long-term investments and other interest-earning assets	4,209	2,915	14,853	11,520

Total interest income	76,262	81,133	314,342	327,857
Interest expense:
Interest on deposits	19,088	24,570	82,559	105,212
Interest on borrowings	25,462	23,219	98,883	92,575
Interest on trust preferred securities and subordinated debentures	2,349	4,631	17,406	19,384

Total interest expense	46,899	52,420	198,848	217,171

Net interest income	29,363	28,713	115,494	110,686
Provision for loan losses	1,500	1,900	5,425	9,200

Net interest income after provision for loan losses	27,863	26,813	110,069	101,486
Other income:
Loan servicing fees, net of amortization	(1,364)	(1,102)	(4,592)	(2,718)
Loan fees	1,263	865	4,825	3,752
Deposit fees	1,022	869	4,059	3,348
Other fees	410	277	1,424	1,003
Gain on sales of loans, securities, and other assets (1)	3,409	1,866	14,572	5,407
Insurance and investment income	604	905	2,695	3,929
Other income	1,306	591	5,486	2,763

Total other income	6,650	4,271	28,469	17,484
Other expense:
Employee compensation	9,175	8,197	37,113	30,501
Occupancy and equipment	3,481	2,987	12,606	11,166
Insurance and professional fees	1,692	1,546	5,776	6,431
Telecommunications and data processing	1,477	1,160	5,206	4,427
Loan servicing expense	203	579	1,327	2,963
Advertising and promotion expense	826	1,231	4,290	5,767
Other operating expenses	3,789	2,976	16,549	10,308

Total other expense	20,643	18,676	82,867	71,563

Income before income taxes	13,870	12,408	55,671	47,407
Provision for income taxes	2,769	4,330	16,551	17,086

Net income	$11,101	$8,078	$39,120	$30,321
Earning Per Share Data:
Net income	$11,101	$8,078	$39,120	$30,321
Preferred stock dividends	79	79	316	257

Net income available to common stockholders	$11,022	$7,999	$38,804	$30,064

Basic earnings per common share:	$0.37	$0.32	$1.45	$1.20

Weighted average common shares	29,534	25,182	26,803	25,142

Diluted earnings per common share:	$0.35	$0.30	$1.36	$1.12

Weighted average diluted common shares	32,001	27,312	28,865	27,073

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
(1) Consists of the following:
	2003	2002	2003	2002
Gain on sales of loans and securitizations	$1,872	$596	$7,330	$2,869
Gain on sales of investments and other assets	$1,537	$1,270	$7,242	$2,538

(continued on next page)

BankUnited Financial Corporation

Year Ended September 30, 2003 Earnings Release (continued)

	As of September 30,
Selected Balance Sheet Data:	2003	2002
	(dollars in thousands)
Asset Data:
Total assets	$7,145,143	$6,028,548
Cash and cash equivalents	$226,898	$472,290
Investment securities	$296,677	$171,585
Mortgage-backed securities	$2,064,981	$1,136,634
Loans:
Residential loans	$3,266,802	$3,096,312
Commercial and commercial real estate loans	541,830	503,779
Consumer loans (1)	116,445	103,118
Unearned discounts, premiums and loan fees	36,806	30,449
Allowance for loan losses	(22,295)	(20,293)

Loans receivable, net (excluding loans held for sale)	$3,939,588	$3,713,365

Loans held for sale	$286,796	$278,759
FHLB Stock	$123,018	$90,319
Liability Data:
Total liabilities	$6,697,770	$5,683,399
Deposits:
Non-interest bearing deposits	$197,512	$117,062
Interest bearing checking and money market deposits	380,748	336,292
Savings	851,141	782,964

Total core deposits	1,429,401	1,236,318
Certificates of Deposit	1,806,705	1,739,853

Total deposits	$3,236,106	$2,976,171

Borrowings	$3,177,588	$2,361,131
Trust preferred securities and subordinated debentures	$162,219	$253,761
Equity Data:
Total stockholders' equity	$447,373	$345,149
Preferred equity	$5,456	$4,239
AVERAGE BALANCE SHEET DATA (For the year ended September 30,)
Loans, net	$4,081,636	$3,867,705
Investment securities	$229,644	$149,667
Mortgage-backed securities	$1,713,530	$1,056,680
Interest earning assets	$6,101,939	$5,133,937
Assets	$6,371,455	$5,351,029
Interest bearing deposits	$2,930,885	$2,772,190
Non-interest bearing deposits	$149,590	$103,819
Borrowings	$2,581,733	$1,867,128
Trust preferred securities and subordinated debentures	$245,505	$221,813
Interest bearing liabilities	$5,758,123	$4,861,131
Liabilities	$5,985,755	$5,034,508
Stockholders' equity	$385,701	$316,521

(1)	Excludes consumer mortgage products which are included in Residential Loans.

BankUnited Financial Corporation

Year Ended September 30, 2003 Earnings Release (continued)

	For the Three Months Ended September 30,		For the Year Ended September 30,
Selected Data:	2003	2002	2003	2002
Performance Data:
Return on average tangible common equity	10.99%	10.57%	11.02%	10.56%
Return on average assets	0.65%	0.58%	0.61%	0.57%
Yield on interest-earning assets	4.60%	6.06%	5.12%	6.35%
Cost of interest-bearing liabilities	2.93%	4.04%	3.37%	4.37%
Net interest yield on earning assets (margin)	1.81%	2.19%	1.88%	2.14%
Net interest spread	1.67%	2.02%	1.75%	1.98%
Efficiency Ratio	57.32%	56.62%	57.56%	55.84%

	As of September 30,
	2003	2002
Equity Data:
Book value per common share	$14.88	$13.52
Closing price of Class A Common Stock	$21.20	$15.95
Common shares outstanding	29,675,686	25,212,077
Average equity to average assets for the year ended	6.05%	5.92%

Capital Ratios:
Tangible capital ratio (1)	7.2%	7.8%
Core capital ratio (1)	7.2%	7.8%
Risk-based capital ratio (1)	16.1%	17.0%

	As of September 30,	As of June 30,
	2003	2003
	(dollars in thousands)
Non-Performing Assets:
Non-accrual loans	$37,080	$46,597
Restructured loans	306	309
Loans 90 day past due and still accruing	276	318

Total non-performing loans	37,662	47,224
Non-accrual tax certificates	334	355
Real estate owned	4,290	5,100
Total non-performing assets	42,286	52,679

Allowance for losses on tax certificates	355	365
Allowance for loan losses	22,295	22,441

Total allowance	$22,650	$22,806

Non-performing assets to total assets	0.59%	0.75%
Non-performing loans to total loans	0.89%	1.14%
Allowance for loan losses as a percentage of total loans	0.52%	0.54%
Allowance for loan losses as a percentage of non-performing loans	59.20%	47.52%
Net year to date charge-offs	$3,423	$1,777
Net annualized year-to-date charge-offs as a percentage of average total loans	0.08%	0.06%

(1)	Capital ratios are for BankUnited FSB only.